EXECUTION VERSION

$3,000,000

LOAN AND SECURITY AGREEMENT

between

TOPPING LIFT CAPITAL LLC

and

VYSTAR CORPORATION

March 11, 2011

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of March 11, 2011, between TOPPING LIFT CAPITAL LLC, a Georgia limited liability company (“Lender”), and VYSTAR CORPORATION, a Georgia corporation (“Borrower”).

RECITALS

WHEREAS, Borrower has requested that Lender make available to it the Line of Credit, on the terms and conditions set forth herein; and

WHEREAS, Lender is willing to make the Line of Credit available to Borrower upon the terms and conditions set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

1.           DEFINITIONS AND CONSTRUCTION.

1.1           Definitions.  As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A.  Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

1.2           Construction.  The pronouns used herein and in any other Loan Document shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Preamble, recital, section, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations and the termination of the Line of Credit.  Any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s permitted successors and assigns.

1.3           Accounting Principles.  The classification, character and amount of all assets, liabilities, capital accounts and reserves and of all items of income and expense to be determined, and any consolidation or other accounting computation to be made, and the interpretation of any definition containing any financial term, pursuant to this Agreement shall be determined and made in accordance with GAAP consistently applied, unless such principles are inconsistent with the express requirements of this Agreement, as determined by Lender in its sole discretion; provided, that, if because of a change in GAAP after the date of this Agreement Borrower or any of its Subsidiaries would be required to alter a previously utilized accounting principle, method or policy in order to remain in compliance with GAAP, such determination shall continue to be made in accordance with Borrower’s or such Subsidiary’s previous accounting principles, methods and policies.

1.4           Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

2.           ADVANCES AND TERMS OF PAYMENT.

2.1           Advances.

(a)           Subject to the terms and conditions of this Agreement, Lender agrees to make available the Line of Credit pursuant to which Lender shall make Advances to Borrower from time to time, at Borrower’s request therefor, on any Business Day prior to the Maturity Date in an aggregate principal amount outstanding at any time that will not result in the Line of Credit Exposure exceeding the lesser of the Maximum Amount and the Borrowing Base at any date of determination.  During the term of this Agreement, Borrower shall be entitled to borrow, prepay and reborrow Advances in accordance with the terms and conditions of this Agreement; provided, however, that Lender shall not be obligated to make any extension of credit hereunder if a Default exists; and provided, further, that Borrower shall not be permitted to request an Overadvance during the period (i) from the Closing Date through and including the Overadvance Commencement Date, and (ii) from January 1, 2012, through and including January 31, 2012.  The proceeds of Advances may be used by Borrower solely to finance Borrower’s on-going working capital, capital expenditure and related requirements to the extent not inconsistent with the provisions of this Agreement or applicable law.  The Line of Credit and interest accruing thereon shall be evidenced by the records of Lender (including the Loan Account) and, if requested by Lender, a Promissory Note.

(b)           If at any time the aggregate Line of Credit Exposure exceeds the Maximum Amount, the Borrowing Base or any other applicable limitation set forth in this Agreement (each, an “Out-of-Formula Condition”), such aggregate Line of Credit Exposure shall nevertheless constitute Obligations that are secured by the Collateral and entitled to all benefits thereof. In no event, however, shall Borrower have any right whatsoever to receive any Advance if, before or after giving effect thereto, there shall exist any Default or after giving effect thereto, the aggregate Line of Credit Exposure exceeds the Maximum Amount, the Borrowing Base or any other applicable limitation set forth in this Agreement.  All Out-of-Formula Loans shall be payable immediately on demand.  For so long as an Out-of-Formula Condition exists, the Obligations, at the election of Lender, shall bear interest at the Default Rate.

(c)           Borrower shall give Lender written notice of each Advance substantially in the form of Exhibit 2.1(c) (a “Notice of Advance”) prior to 3:00 pm on the date 7 Business Days from the requested date of such Advance.  Each Notice of Advance shall be irrevocable and shall specify: (i) the aggregate principal amount of such Advance; (ii) the date of such Advance (which shall be a Business Day); and (iii) if such Advance is an Overadvance or Eligible Asset Advance.  Excluding Notices of Advances deemed delivered pursuant to Section 2.1(e), Borrower shall be limited to 2 Notices of Advance per fiscal month.  The principal amount of each Advance shall not be less than $50,000.

(d)           Prior to 3:00 p.m. on the date of an Advance hereunder, Lender shall, subject to the satisfaction of the conditions set forth in Section 3, disburse such Advance by transferring the amounts so made available by wire transfer as requested by Borrower.

(e)           Lender may make extensions of credit under this Agreement based on communications or instructions received from any Person believed by Lender to be a Responsible Officer, or, at the sole discretion of Lender, if such extensions of credit are necessary to satisfy any Obligations.  Unless payment is otherwise timely made by Borrower, any amount required to be paid with respect to any of the Obligations (including any interest, fees or Lender Expenses) shall be deemed irrevocably to be a request (without any requirement for the submission of a Notice of Advance) for an Advance on the due date of, and in an aggregate amount required to pay, such Obligations.  Lender shall have no obligation to honor any request for an Advance (deemed or otherwise) on or after the Maturity Date or when any applicable condition precedent set forth in Section 3 is not satisfied, but may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default.  The proceeds of each Advance deemed requested by Borrower under this Section 2.1(e) may be disbursed by Lender by way of direct payment of the relevant Obligations.

(f)           Lender shall open and maintain on its books in the name of Borrower a loan account with respect to the Advances and interest thereon (the “Loan Account”).  Lender shall debit the Loan Account for the principal amount of each Advance made by it, accrued interest thereon, and all other amounts which shall become due from Borrower pursuant to this Agreement and shall credit the Loan Account for each payment which Borrower shall make in respect to the Obligations.  The information contained in the Loan Account shall be conclusive and binding on Borrower for all purposes, absent manifest, computational or record-keeping error, unless Borrower notifies Lender in writing within 20 days after Borrower’s receipt of its monthly statement from Lender of Borrower’s intention to dispute the information contained therein.

2.2           Payments.

(a)           All payments with respect to any of the Obligations shall be made to Lender in currency of the United States of America, in immediately available funds, not later than 2:00 p.m. (Eastern time) on the date when due and without set-off, recoupment, counterclaim or deduction for any and all present or future Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Promissory Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Lender after 1:00 p.m. shall be deemed to have been received by Lender as of the immediately following Business Day.

(b)           The Obligations shall be due and payable as follows:

(i)           principal payable on account of the Overadvances shall be due and payable (A) if incurred prior to December 31, 2011, on December 31, 2011, and (B) if incurred on or after December 31, 2011, the earlier of (I) the last day of each month thereafter and (II) the Maturity Date (or the date of any earlier payment in full of the Obligations);

(ii)           principal payable on account of the other Advances shall be due and payable immediately upon the Maturity Date (or the date of any earlier payment in full of the Obligations);

(iii)           interest accrued on the principal balance of the Advances shall be due and payable in arrears on (A) the first Business Day of each month for interest accrued during the previous month and (B) the Maturity Date (or the date of any earlier payment in full of the Obligations); and

(iv)           the other Obligations requiring the payment of money, if any, shall be due and payable as and when provided in the Loan Documents, or, if the date of payment is not specified in the Loan Documents, on demand.

(c)           In addition to the foregoing, Borrower hereby promises to pay all Obligations, including the principal amount of the Advances and interest and fees on the foregoing, as the same become due and payable hereunder and, in any event, on the Maturity Date (or the date of any earlier payment in full of the Obligations).

(d)           Whenever any payment of any Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and interest thereon shall continue to accrue and shall be payable for such extended period of time.  If any amount applied to the Obligations is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then the Obligations or the part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such amount had not been made or received.  The provisions hereof shall survive the Maturity Date and payment in full of the Obligations.

(e)           The principal amount of any Advance may be repaid in full or in part at any time, without penalty, upon prior written notice of at least 5 Business Days, which notice shall specify the date of such prepayment and the amount to be prepaid, which amount must be in a minimum amount of at least $50,000.  Each notice of prepayment of any Advance shall be irrevocable.  Any repayment and prepayment of Advances outstanding under the Line of Credit shall not reduce the Line of Credit.

2.3           Interest Rates and Calculations.

(a)           Interest Rates.  The Obligations shall bear interest at the rates set forth in the Fee Letter.

(b)           Computation.  All interest chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In computing interest on any Advance, the date of making such Advance shall be included and the date of payment shall be excluded; provided, however, that if an Advance is repaid on the date that it is made, 1 day of interest shall be due with respect to such Advance.

2.4           Fees and Expenses.

(a)           Borrower agrees to pay to Lender such fees as are set forth in the Fee Letter.

(b)           Borrower agrees to reimburse Lender for all Lender Expenses.

2.5           Term.  This Agreement shall become effective on the Closing Date and shall continue in full force and effect for so long as any Obligations remain outstanding or Lender has any obligation to make Advances under this Agreement.

3.           CONDITIONS OF LOANS.

3.1           Conditions Precedent to Initial Advance.  The obligations of Lender to undertake the Line of Credit and to make the initial Advance hereunder are subject to the prior fulfillment of each of the following conditions, in form and substance satisfactory to Lender:

(a)           Lender shall have received each of the following:

(i)           this duly executed Agreement,

(ii)          the duly executed Validity Guaranty,

(iii)         the duly executed Fee Letter,

(iv)         all original Collateral to be delivered to Lender pursuant to this Agreement, and transfer powers with respect thereto duly endorsed in blank,

(v)          the Intellectual Property Security Agreement duly executed by Borrower,

(vi)         the duly executed Control Agreements required by Section 6.13,

(vii)        the legal opinion of Greenberg Traurig LLP, counsel to Borrower, addressed to Lender,

(viii)       duly executed Collateral Access Agreements as required by Lender,

(ix)           a loan certificate signed by the secretary or assistant secretary of Borrower, in form and substance satisfactory to Lender, including a certificate of incumbency with respect to each Responsible Officer who will be delivering Loan Documents, together with appropriate attachments which shall include the following: (A) a copy of the Articles of Incorporation of Borrower certified to be true, complete and correct by the Secretary of State of the State of Georgia, (B) a true, complete and correct copy of the bylaws of Borrower, (C) a true, complete and correct copy of the resolutions of Borrower authorizing the execution, delivery and performance by Borrower of the Loan Documents and authorizing the borrowings under the Line of Credit, (D) certificates of good standing from each jurisdiction in which Borrower does business, (E) copies of employment contracts for key management level employees of Borrower, and (F) if any, copies of all shareholders or share purchase agreements relating to the Equity Interests of Borrower,

(x)           a certificate of the chief financial officer of Borrower regarding the solvency and financial condition of Borrower, after giving effect to the incurrence of the initial Advance,

(xi)          certificates of insurance and additional insured and loss payable endorsements with respect to Borrower evidencing insurance meeting the requirements of Section 6.6,

(xii)         pay-off letters, termination statements, canceled mortgages and the like required by Lender in connection with the removal of any Liens (other than Permitted Liens) against the assets of Borrower,

(xiii)          Lien search results with respect to Borrower from all appropriate jurisdictions and filing offices,

(xiv)          evidence satisfactory to Lender that the Liens granted pursuant to this Agreement will be first priority perfected Liens on the Collateral,

(xv)           payment of all fees and expenses payable to Lender and the Affiliates of Lender in connection with the execution and delivery of the Loan Documents and the due diligence relating thereto, including all Lender Expenses and all required fees under the Fee Letter,

(xvi)          a flow of funds report that includes a statement of all sources and uses of funds on the Closing Date, and

(xvii)         all other Loan Documents to be executed and delivered on or before the date hereof, duly executed by the parties thereto;

(b)           Except with respect to the decrease in working capital from December 31, 2009, to December 31, 2010, as such decrease is reflected in the financial statements delivered to Lender on or prior to the Closing Date, and an additional decrease in working capital of approximately $246,462 from December 31, 2010, to March 10, 2011, Lender shall have received evidence satisfactory to it that no change in the business, assets, management, operations, condition (financial or otherwise) or prospects of Borrower shall have occurred since December 31, 2009, which change has had or could reasonably be expected to have a Material Adverse Effect, and Lender shall have received a certificate of a Responsible Officer so stating;

(c)           Lender shall have received evidence satisfactory to it that all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal, cancellation or waiting period, and that no Default exists, after giving effect to the initial Advance hereunder, and Lender shall have received a certificate of a Responsible Officer so stating;

(d)           Lender shall have received confirmation that the original Uniform Commercial Code financing statements naming Borrower as debtor and naming Lender as secured party have been duly filed in all appropriate jurisdictions;

(e)           Lender shall have received evidence satisfactory to it that, concurrent with the Closing Date, Borrower has received a minimum of $400,000 in Net Cash Proceeds from the issuance of Shareholder Loans;

(f)           Lender shall have received evidence satisfactory to it that no Advances will be made on the Closing Date;

(g)           Lender shall have received a true, complete and correct copy of each material contract of Borrower, and Lender shall have received a certificate of a Responsible Officer with respect thereto;

(h)           Lender shall have received (i) current financial statements, including company prepared statements for the fiscal year of Borrower ended December 31, 2009, company prepared balance sheets, income statements, and statements of cash flow for the fiscal quarters ending March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010 and the fiscal month ending January 31, 2011, (ii) current Accounts and Inventory reports, (iii) sales pipeline report and (iv) all other updated financial information as Lender may request;

(i)           a certificate executed by Borrower certifying that (i) the representations and warranties contained this Agreement and the other Loan Documents shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) on and as of the Closing Date, (ii) no Default shall have occurred and be continuing, or would exist after giving effect to the transactions contemplated herein and (iii) there has been no material adverse change to Borrower’s business plan;

(j)           all business, legal and other due diligence requested by Lender, and the results of the examination of such due diligence by Lender and its counsel, shall be in form and substance satisfactory to Lender; and

(k)           such other documents or certificates, and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2           Conditions Precedent to each Advance.  The obligation of Lender to make each Advance, including the initial Advance, is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

(a)           all of the representations and warranties of Borrower and Guarantors under this Agreement and the other Loan Documents, which, pursuant to Section 5.17, are made at and as of the time of such Advance, shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case such representation and warranty shall be true and correct in all respects) at such time, both before and after giving effect to the application of the proceeds of the Advance;

(b)           the incumbency of the Responsible Officer shall be as stated in the certificate of incumbency contained in the certificate of Borrower delivered pursuant to Section 3.1(a)(ix) or as subsequently modified and reflected in a certificate of incumbency delivered to Lender;

(c)           after giving effect to the making of such Advance, the aggregate principal amount of all (i) Overadvances outstanding shall not exceed the applicable amount of the Overadvance Subfacility and (ii) Advances outstanding shall not exceed the lesser of the Borrowing Base and the Maximum Amount;

(d)           there shall not exist, on the date of such Advance and after giving effect thereto, a Default;

(e)           if such Advance is requested in connection with a Purchase Order, Borrower shall deliver to Lender (i) such Purchase Order, (ii) a current credit report for the customer with respect to such Purchase Order,  (iii) all other agreements, instruments and other documents executed or delivered in connection with such Purchase Order, in the exact form received by Borrower, and (iv) a schedule of all expected disbursements (and timing therein) to effectuate the completion of such Purchase Order; and

(f)           Lender shall have received all such other certificates, reports, statements, opinions of counsel, or other documents as Lender may reasonably request, and all other conditions to the making of such Advance which are set forth in this Agreement shall have been fulfilled.

Borrower hereby agrees that the delivery, including any deemed delivery, of any Notice of Advance hereunder shall, in each case, be deemed to be the certification of the Responsible Officer that all of the conditions set forth in this Section 3.2 have been satisfied.

4.           SECURITY INTEREST.

4.1           Grant of Security Interest.  Borrower unconditionally grants, assigns, and pledges to Lender a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Obligor of each of its covenants and duties under the Loan Documents.  Such security interest constitutes a valid security interest in the presently existing Collateral, and will constitute a valid security interest in later-acquired Collateral, which security interests shall be prior to all Liens.  Notwithstanding any termination, Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding and the Line of Credit has not expired or been terminated.

4.2           Perfection of Security Interest.  Borrower authorizes Lender to file at any time financing statements, and continuation statements and amendments thereto, that (a) describe the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (b) describe the Collateral as being of equal or lesser scope or with greater detail, and (c) contain any other information required by the Code for the sufficiency of filing office acceptance of any financing statement, continuation statement, or amendment, including whether Borrower is an organization, the type of organization and any organizational identification number issued to Borrower, if applicable.  Any such financing statements may be signed by Lender on behalf of Borrower, as provided in the Code, and may be filed at any time in any jurisdiction whether or not Article 9 of the Code is then in effect in that jurisdiction.  Borrower shall from time to time promptly endorse and deliver to Lender, at the request of Lender, all Negotiable Collateral and other documents that Lender may reasonably request, in form reasonably satisfactory to Lender, to perfect and continue to perfect Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrower shall have possession of the respective Collateral, except where expressly otherwise provided in this Agreement or where Lender chooses to perfect its security interest by possession in addition to the filing of a financing statement.  Where Collateral is in possession of a third party bailee, consignee, warehouseman, freight forwarder, customs broker or other Person, Borrower shall immediately notify Lender of such possession and take such steps as Lender reasonably requests for Lender to (i) obtain a Collateral Access Agreement from such Person for the benefit of Lender, and (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Article 9 of the Code).  Borrower will not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in such chattel paper.  Borrower from time to time may deposit with Lender specific cash collateral to secure specific Obligations and Borrower authorizes Lender to hold such specific balances in pledge and to decline to honor any drafts thereon or any request by Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the specific Obligations are outstanding.

4.3           Right to Inspect.  Lender (through any of its officers, employees, or agents) shall have the right, upon prior notice (unless an Event of Default has occurred and is continuing), from time to time during Borrower’s usual business hours but no more than three times in any 12-month period (unless an Event of Default has occurred and is continuing, in which case visits, inspections, appraisals, field examinations, audits and discussions shall be unlimited as to number), to (a) visit and inspect the properties of Borrower during normal business hours, (b) visit and inspect the properties of Borrower’s manufacturing subcontractors (limited to one (1) visit per facility per fiscal year at the expense of Borrower, unless an Event of Default has occurred and is continuing), (c)  inspect and make extracts from and copies of the Borrower’s Books, (d) conduct appraisals (limited to one (1) per fiscal year, unless an Event of Default has occurred and is continuing), field examinations and audits of the Accounts, Inventory and other personal property of Borrower and (e) discuss Borrower’s businesses, assets, liabilities, financial positions, results of operations and business prospects relating to Borrower with Borrower’s employees and its manufacturing subcontractors.

4.4           Commercial Tort Claims.  Borrower shall promptly (and in no event later than 3 Business Days of receipt thereof), notify Lender in writing upon having, acquiring or otherwise obtaining any Commercial Tort Claims after the date hereof and, upon request of Lender, promptly amend this Agreement to describe such after-acquired Commercial Tort Claims in a manner that identifies such Commercial Tort Claims to the reasonable satisfaction of Lender, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Lender to give Lender a first priority, perfected security interest in any such Commercial Tort Claims.

5.           REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants as follows:

5.1           Due Organization and Qualification; Authorization; Enforceability.

(a)           Borrower (i) is a corporation duly organized, validly existing, and in good standing under the laws of its state of incorporation, (ii) has the corporate power and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted, and (iii) is duly qualified and is in good standing as a foreign corporation or other entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

(b)           Borrower has the power and has taken all necessary action, corporate or otherwise, to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby.  Each of this Agreement and each other Loan Document to which Borrower is a party has been duly executed and delivered by Borrower, and is a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor’s rights generally or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.2           Compliance with Law, Loan Documents, and Contemplated Transactions; Necessary Authorizations.

(a)           The execution, delivery, and performance of this Agreement and each of the other Loan Documents in accordance with their respective terms and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any applicable law, (b) conflict with, result in a breach of, or constitute a default under the certificate of incorporation or by-laws of Borrower or under any indenture, agreement, or other instrument to which Borrower is a party or by which Borrower or any of its properties may be bound, or (c) result in or require the creation or imposition of any Lien upon or with Borrower except Permitted Liens.  Borrower is not in default under any agreement by which it is bound in any material respect.

(b)           Borrower has obtained all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect.  None of such Necessary Authorizations is the subject of any pending or, to the best of Borrower’s knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. Borrower is not required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance of this Agreement or any other Loan Document, in accordance with their respective terms, or the consummation of the transactions contemplated hereby or thereby.

5.3           Collateral.  Borrower has good, marketable, and legal title to, or a valid license or leasehold interest in, all of its properties and assets, and all of such properties or assets are free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens.  All Collateral is located solely at the locations listed on the Information Certificate.  Except as set forth in the Information Certificate and except as permitted by Section 4.2, none of the Collateral is maintained or invested with a Person other than Lender or Lender’s Affiliates.

5.4           Intellectual Property.  Borrower owns or has a license to use (and distribute where applicable) all of the Intellectual Property currently utilized in its business, except for licenses granted by Borrower to its customers in the Ordinary Course of Business.  To the best of Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property violates the rights of any third party.  Except as set forth on the Information Certificate or, so long as Borrower complies with Section 6.7 with respect thereto, Borrower has no interest in, or title to, any Copyright (including proprietary technology that is used in and material to the operation of the business), Patent, or Trademark registrations or applications or any other Intellectual Property material or necessary to the operation of its business, and no other Patents, Trademarks or Copyrights are necessary for the operation of the business of Borrower.

5.5           Name; Location of Chief Executive Office.  Except as disclosed in the Information Certificate or as permitted by Section 7.2, Borrower has not done business under any name other than that specified on the signature page hereof, and its exact legal name as it appears in the official filings in the State of Georgia is as set forth in the preamble of this Agreement.  The chief executive office of Borrower is located at the address indicated in the Information Certificate.  Borrower’s tax identification number and organizational identification number are identified on the Information Certificate (as the Information Certificate may be updated from time to time to reflect changes permitted to be made under Section 7.2).

5.6           Litigation.  There are no actions or proceedings pending by or against Borrower before any court or administrative agency in which a likely adverse decision would reasonably be expected to have a Material Adverse Effect.

5.7           No Material Adverse Change in Financial Statements.  All financial statements related to Borrower that are delivered by Borrower to Lender are complete and correct in all material respects and present fairly, in accordance with GAAP, Borrower’s financial condition as of the date thereof and Borrower’s results of operations for the period then ended (subject to normal year-end adjustments and lack of footnotes).  Except with respect to the decrease in working capital from December 31, 2009, to December 31, 2010, as such decrease is reflected in the financial statements delivered to Lender on or prior to the Closing Date, and an additional decrease in working capital of approximately $246,462 from December 31, 2010, to March 10, 2011, there has not been a material adverse change in the financial condition or business prospects of Borrower since December 31, 2009.

5.8           Solvency, Payment of Debts.  Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9           Compliance with Laws and Regulations.  Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  No event has occurred resulting from Borrower’s failure to comply with ERISA that is reasonably likely to result in Borrower incurring any material liability.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  Borrower is not subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act.  Borrower is in compliance with all Environmental Laws in all material respects.  Borrower has not violated any statutes, laws, ordinances or rules applicable to it in any material respect.  Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or had made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith by appropriate proceedings with adequate reserves under GAAP.

5.10           Subsidiaries.  Borrower does not own any Equity Interests of any Person, except for Permitted Investments.

5.11           Government Consents.  Borrower has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.12           Inbound Licenses.  Except as disclosed on the Information Certificate, Borrower is not a party to, nor is bound by, any material license or other agreement that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property.

5.13           Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Lender, taken together with all such certificates and written statements furnished to Lender, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading, it being recognized by Lender that the projections and forecasts provided by Borrower will be prepared in good faith and based upon appropriate business and industry assumptions but are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.14           Representations and Warranties Relating to Accounts.  All Accounts of Borrower are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the Ordinary Course of Business of Borrower.  As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Lender by Borrower, such Account is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

5.15           Representations and Warranties Relating to Inventory.  With respect to all Eligible Inventory, Lender may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility.  Borrower keeps correct and accurate records itemizing and describing the type, quality and quantity of its Inventory and the book value thereof.

5.16           Representations and Warranties Relating to Purchase Orders.  All Purchase Orders of Borrower are bona fide existing orders created in connection with the sale and delivery of Inventory in the Ordinary Course of Business of Borrower.  As to each Purchase Order that is identified by Borrower as an Eligible Purchase Order in a Borrowing Base Certificate submitted to Lender by Borrower, such Purchase Order is not ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Purchase Order.

5.17           Survival of Representations and Warranties, etc.  All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made, and shall be true and correct, at and as of the Closing Date and the date of each Advance hereunder, except to the extent previously fulfilled in accordance with the terms of this Agreement or the other Loan Documents and to the extent subsequently inapplicable.  All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by Lender, any investigation or inquiry by Lender, or the making of any Advance under this Agreement.

6.           AFFIRMATIVE COVENANTS.  Borrower covenants that, until payment in full of all outstanding Obligations, Borrower (except as otherwise indicated) shall do all of the following:

6.1           Good Standing and Government Compliance.  Borrower shall maintain its corporate existence and good standing in the State of Georgia, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect and shall maintain all rights, franchises, licenses, approvals, agreements and privileges necessary to the conduct of its business or the loss of which could have a Material Adverse Effect.  Borrower shall meet the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder.  Borrower shall comply with all other statutes, laws, ordinances and government rules and regulations to which it is subject in all material respects.

6.2           Financial Statements, Reports and Certificates.

(a)           Borrower shall deliver to Lender:  (i) as soon as available, but in any event within 20 days after the end of each calendar month, internally prepared balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such month, prepared in accordance with GAAP, consistently applied, and in a form reasonably acceptable to Lender and certified by a Responsible Officer; (ii) as soon as available, but in any event within 40 days after the end of each calendar quarter, internally prepared balance sheet, income statement, and statement of cash flows covering Borrower’s operations during such quarter, prepared in accordance with GAAP, consistently applied, and in a form reasonably acceptable to Lender and certified by a Responsible Officer; (iii) as soon as available, but in any event within 110 days after the end of Borrower’s fiscal year, audited financial statements of Borrower for such fiscal year prepared in accordance with GAAP and in form reasonably acceptable to Lender, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Lender on such financial statements of an independent certified public accounting firm reasonably acceptable to Lender; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower that could result in damages or costs to Borrower of $50,000 or more, in the aggregate; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; and (vi) in addition to the budget delivered by Borrower to Lender pursuant to Section 6.2(h), as soon as available, such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the Ordinary Course of Business of Borrower as Lender may request from time to time in its sole discretion.

(b)           At the time the financial statements are furnished pursuant to Sections 6.2(a)(i) and 6.2(a)(iii), Borrower shall deliver to Lender with such financial statements a Compliance Certificate certified as of the last day of the applicable period.

(c)           As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or propose to take with respect thereto.

(d)           Lender shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted not more than every 4 months unless an Event of Default has occurred and is continuing.

(e)           Borrower may deliver to Lender on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Lender shall be entitled to rely on the information contained in the electronic files.  If Borrower delivers this information electronically, it shall also deliver to Lender by U.S. Mail, reputable overnight courier service, hand delivery or facsimile within 5 Business Days of submission of the unsigned electronic copy of the certification of monthly financial statements and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

(f)           On the first Business Day after the end of each week, or more frequently as required by Lender, Borrower shall deliver to Lender a Borrowing Base Certificate as of the last day of the preceding week or such other date reasonably required by Lender, which shall be in such form as shall be satisfactory to Lender, setting forth (i) the amount of Inventory owned by Borrower, and specifically setting forth the amount of Eligible Inventory, (ii) a categorical breakdown of all Accounts of Borrower and a calculation of Eligible Accounts and (iii) a list of all Purchase Orders of Borrower and a calculation of Eligible Purchase Orders, in each case, as of such last day of the preceding week or such other date.

(g)           Within 15 days after the end of each month or more frequently as reasonably required by Lender, Borrower shall deliver to Lender, in form acceptable to Lender, lockbox, bank and investment account statements, a report showing the type, value and location of the Inventory of Borrower as at the end of the immediately preceding month or such other date and the aggregate dollar amount of all returns, repossessions or discounts with respect to Inventory of Borrower, a report of sales and collections, debit and credit adjustments, a detailed aged trial balance of all Accounts and Purchase Orders of Borrower existing as of the last day of the preceding month or such other date reasonably required by Lender, specifying the names, and face value for each Account Debtor obligated on an Account or Purchase Order of Borrower so listed and all other information necessary to calculate Eligible Accounts and Eligible Purchase Orders as of such last day of the preceding month or such other date reasonably required by Lender and, upon Lender’s request therefor, copies of proof of delivery and the original copy of all documents, including repayment histories and present status reports relating to the Accounts and Purchase Orders of Borrower so scheduled and such other matters and information relating to the status of then existing Accounts and Purchase Orders of Borrower as Lender shall reasonably request.

(h)           On or before the date 30 days prior to the commencement of each fiscal year, Borrower shall deliver to Lender the annual budget for Borrower and their Subsidiaries approved by the board of directors of Borrower, including forecasts of the income statement, the balance sheet and a cash flow statement for the immediately succeeding year on a month by month basis;

(i)           To the extent not covered elsewhere in this Section 6, promptly upon (and in any event within 3 Business Days of) the sending thereof, Borrower shall deliver to Lender copies of all financial statements, reports and other information which Borrower sends to any holder of its Debt or its securities or which Borrower Party files with the Securities and Exchange Commission or any national securities exchange;

(j)           Promptly upon (and in any event within 5 Business Days of) each request Borrower shall deliver to Lender such data, certificates, reports, statements, opinions of counsel, documents, or further information regarding the business, assets, liabilities, financial position, projections, results of operations, or business prospects of Borrower as Lender may reasonably request.

6.3           Access to Accountants.  Borrower hereby authorizes Lender to communicate directly with Borrower’s independent public accountants and authorizes these accountants to disclose to Lender any and all financial statements and other supporting financial data, including matters relating to the annual audit and copies of any management letter with respect to its business, financial condition and other affairs.

6.4           Property; Inventory; Returns.  Borrower shall protect and preserve all properties necessary or material to its business, including Copyrights, Patents, trade names and Trademarks necessary and economically desirable in the operation of its business; maintain in good working order and condition (ordinary wear and tear excepted) all buildings, equipment and other tangible real and personal property necessary or material to its business; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business so that the business carried on in connection therewith may be properly conducted at all times.  Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist on the Closing Date.  Borrower shall promptly notify Lender of all returns and recoveries and of all disputes and claims involving more than $20,000.

6.5           Taxes.  Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, including those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Lender, on demand, proof reasonably satisfactory to Lender indicating that Borrower has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6           Insurance.

(a)           Borrower, at its expense, shall keep the Collateral and all of its other assets insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof.  Borrower shall also maintain liability and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s.  Current copies of such policies may be requested by Lender and shall be provided by Borrower to Lender at Borrower’s expense.

(b)           All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Lender.  All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Lender, showing Lender as an additional loss payee, and all liability insurance policies shall show Lender as an additional insured and specify that the insurer must give at least 30 days notice to Lender before canceling its policy for any reason.  Upon Lender’s request, Borrower shall deliver to Lender certified copies of the policies of insurance and evidence of all premium payments.  If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that any such replacement property shall be deemed Collateral in which Lender has been granted a security interest.  If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at Lender’s option, be payable to Lender to be applied on account of the Obligations.

6.7           Intellectual Property.

(a)           Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registerable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)           Borrower shall promptly give Lender written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)           Borrower shall give Lender prompt written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights registered, the title appearing on such applications or registrations, and the filing date of such applications or registrations.

(d)           Borrower shall (i) protect, defend and maintain the validity and enforceability of its trade secrets and the Trademarks, Patents and Copyrights material or necessary to the operation of its business, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Lender in writing of material infringements detected and (iii) not allow any Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public.

(e)           Upon written request of Lender, in order to facilitate filings with the United States Patent and Trademark Office and the United States Copyright Office, Borrower shall promptly (and in no event later than 3 Business Days after receiving such request) execute and deliver to Lender one or more intellectual property security agreements, in form and substance satisfactory to Lender, to further evidence Lender’s Lien on Borrower’s Patents, Trademarks, or Copyrights, and the general intangibles of Borrower relating thereto or represented thereby.

6.8           Consent of Inbound Licensors.  Prior to entering into or becoming bound by any material license or agreement, Borrower shall provide written notice to Lender of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition.

6.9           Creation/Acquisition of Subsidiaries.  In the event Borrower creates or acquires any Subsidiary after the Closing Date, Borrower shall promptly notify Lender of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Lender to, at the option of Lender, cause such Subsidiary to become a co-Borrower hereunder or guarantee the Obligations of Borrower under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary, and Borrower shall grant and pledge to Lender a perfected security interest in the Equity Interests of such Subsidiary.  Notwithstanding the foregoing, compliance with this Section 6.9 shall not be deemed a waiver of any Default resulting from the creation or acquisition of any Subsidiary, except as permitted by Section 7.7.

6.10           Further Assurances.  Borrower agrees to take such further actions as Lender may request from time to time in connection herewith to evidence or give effect to this Agreement and the other Loan Documents and any of the transactions contemplated hereby. Promptly after Lender’s request therefor, Borrower shall execute or cause to be executed and delivered to Lender such instruments, assignments, title certificates or other documents as are necessary or desirable under the Code or other applicable law to protect or perfect (or continue the perfection or protection of) Lender’s Liens upon the Collateral and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement or the other Loan Documents.

6.11           Accounting Methods; Financial Records.  Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP, consistently applied, and in compliance with the regulations of any governmental authority having jurisdiction over it or any of its properties.

6.12           Administration of Accounts.

(a)           Lender retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors that the Accounts have been assigned to Lender and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to Borrower.  Lender has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them.  Borrower irrevocably makes, constitutes and appoints Lender as Borrower’s true and lawful attorney and agent-in-fact to endorse Borrower’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into Lender’s possession or under Lender’s control as a result of its taking any of the foregoing actions.  Additionally, Lender shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtors and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as Lender may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to Borrower.

(b)           If an Account includes a charge for any tax payable to any governmental taxing authority, Lender is authorized, in its sole and absolute discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to make an Advance to Borrower to pay therefor.  Borrower shall notify Lender if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, Lender shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by Borrower by reason of the sale and delivery creating the Account.

(c)           At any time, Lender may, at its option, (i) conduct a credit check of the Account Debtor for each Account or Purchase Order requested by Borrower for financing hereunder in order to approve any such Account Debtor’s credit before agreeing to finance such Account or Purchase Order, (ii) notify any Person owing Borrower money of Lender’s security interest in the Accounts and the proceeds thereof, and (iii) in the name of Lender, or any designee of Lender, or Borrower, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, telegraph or otherwise.  Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any of the foregoing actions.

6.13           Blocked Accounts.

(a)           Borrower shall maintain one or more deposit accounts pursuant to arrangements acceptable to Lender with RBC Bank or any other bank(s) as may be selected by Borrower and approved by Lender.  Each such bank shall agree to enter into a Control Agreement.

(b)

(c)           Borrower shall take all commercially reasonable steps to ensure that all of its Account Debtors forward all items of payment to lockboxes or accounts established with RBC Bank or any other bank(s) as may be selected by Borrower and approved by Lender.

(d)           In the event that Borrower shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, Borrower shall hold the same as trustee for Lender, shall segregate such remittances from its other assets, and shall promptly (and in any event within 1 Business Day) deposit the same into a Blocked Account that is a deposit account.  All cash, cash equivalents, checks, notes, drafts or similar items of payment (including from the disposition of any assets or constituting insurance or condemnation proceeds) received by Borrower shall be deposited into a Blocked Account that is a deposit account promptly upon receipt thereof by Borrower.

(e)           If an Event of Default occurs and is continuing, Lender may, without further consent of Borrower, collect all funds in the Blocked Accounts and credit the same to the Loan Account as provided in Section 2.1(f), and apply the same against the Obligations in any manner as Lender may determine.

(f)           As of the Closing Date, all bank accounts and investment accounts of Borrower are listed on Information Certificate and the Information Certificate designates which such accounts are deposit accounts.  Borrower shall not open any other deposit account or securities account unless the depository bank or securities intermediary, as the case may be, for such account shall have entered into a Control Agreement.

6.14           Product Warranty.  Borrower shall ensure that all products manufactured by or on behalf of Borrower are manufactured in conformity with all applicable contractual commitments and all express or implied warranties and do not contain any latent design defects.

6.15           Additional Capital.  After the Closing Date, Borrower shall (a) receive Net Cash Proceeds of the incurrence of Permitted Debt or the issuance of common stock in the aggregate amount of at least $400,000 no later than April 30, 2011, and in the aggregate amount of at least $800,000 no later than May 30, 2011, and (b) deliver evidence reasonably satisfactory to Lender of each such receipt on the date thereof.

6.16           Post-Closing Conditions.  Borrower shall:

(a)           deliver to Lender an endorsement, in form and substance satisfactory to Lender, naming Lender as additional insured with respect to Borrower’s products liability insurance policy no later than March 25, 2011;

(b)           maintain a key-man life insurance policy or policies on the life of William R. Doyle in an aggregate face amount of $3,750,000, which policy shall be in form and substance satisfactory to Lender and its counsel and shall be assigned to Lender as Collateral pursuant to an assignment in form and substance satisfactory to Lender no later than March 25, 2011;

(c)           obtain a Collateral Access Waiver from Centrotrade Minerals & Metals, Inc. and Centrotrade Deutschland GmbH (collectively, “Centrotrade”) with respect to any assets of Borrower in possession of Centrotrade no later than April 15, 2011; and

(d)           use commercially reasonable efforts to obtain a Collateral Access Waiver from each landlord of Centrotrade from which Centrotrade leases property at which any assets of Borrower are located no later than April 15, 2011.

7.           NEGATIVE COVENANTS.  Borrower covenants and agrees that, so long as the Line of Credit shall be available and until the outstanding Obligations are paid in full, Borrower will not do any of the following without Lender’s prior written consent:

7.1           Dispositions.  Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”) all or any part of its business or property, or move cash balances on deposit to accounts opened at another financial institution not listed on the Information Certificate, other than Permitted Transfers or, with respect to cash balances, as permitted by Section 6.13(e).

7.2           Change in Name, Location, Executive Office, State Organizational Number or Executive Management; Change in Business; Change in Fiscal Year; Change in Control.  Change its name, state organizational number or relocate its chief executive office without 30 days prior written notification to Lender; change its State of incorporation; replace its chief executive officer or chief financial officer without 30 days prior written notification to Lender; engage in any business other than or reasonably related or incidental to the businesses currently engaged in by Borrower; change its fiscal year end; have a Change in Control.

7.3           Mergers or Acquisitions.  Merge or consolidate with or into any other business organization, or acquire all or substantially all of the Equity Interests or property of another Person.

7.4           Debt.  Create, incur, assume, guarantee or be or remain liable with respect to any Debt other than Permitted Debt, prepay any Debt or take any actions which impose on Borrower an obligation to prepay any Debt, except Debt owed to Lender under the Loan Documents.

7.5           Interest on Debt.  Pay any interest in cash in connection with any Debt other than Debt permitted under clauses (a) and (b) of the definition of Permitted Debt; provided, however, that if no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may request funds from the Restricted Cash Account, up to an amount sufficient to make the scheduled interest payment due and payable under the documents governing any Debt permitted to be incurred pursuant to clause (f) of the definition of Permitted Debt, and Lender will transfer such amount as requested by Borrower if such funds are available in the Restricted Cash Account.

7.6           Encumbrances.  Create, incur, assume or allow any Lien with respect to any of its property, including its Intellectual Property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, except for Permitted Liens, or covenant to any other Person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property, including Borrower’s Intellectual Property.

7.7           Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests.

7.8           Investments.  (a) Directly or indirectly acquire or own, or make any Investment in or to any Person other than Permitted Investments or (b) suffer or permit to suffer any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.9           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower except for (a) transactions that are in the Ordinary Course of Business of Borrower, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (b) transactions permitted by clause (d) of the definition of Permitted Investments.

7.10           Inventory and Equipment.  Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Lender’s security interest and Lender (a) has received a Collateral Access Agreement for Lender’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment.  Except for Inventory sold in the Ordinary Course of Business of Borrower and except for such other locations as Lender may approve in writing, Borrower shall keep the Inventory and Equipment only at the locations set forth in the Information Certificate and such other locations in the United States of America of which Borrower gives Lender prior written notice and as to which Lender receives a Collateral Access Agreement.

7.11           No Investment Company; Margin Regulation.  Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose.

7.12           Margin Stock.  Use, directly or indirectly, the proceeds of any Advance for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Debt which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of said Regulations T, U and X.

7.13           Financial Covenants.

(a)           Minimum Net Revenues.  Permit Net Revenues to be less than the amount hereinbelow specified as of the last day of each month so specified:

(i)           for the period from January 1, 2011, through and including December 31, 2011, as calculated on a cumulative basis:

Calendar Month Ended	Amount

March 31, 2011	$55,000
April 30, 2011	$100,000
May 31, 2011	$195,000
June 30, 2011	$655,000
July 31, 2011	$1,300,000
August 31, 2011	$2,695,000
September 30, 2011	$4,010,000
October 31, 2011	$5,410,000
November 30, 2011	$7,010,000
December 31, 2011	$8,580,000

(ii)           from January 1, 2012, and thereafter, as calculated on trailing 12 month basis:

Calendar Month Ended	Amount

January 31, 2012	$10,200,000
February 29, 2012	$12,530,000
March 31, 2012	$14,820,000
April 30, 2012	$17,110,000
May 31, 2012	$19,480,000
June 30, 2012	$21,475,000
July 31, 2012	$23,315,000
August 31, 2012	$24,510,000

(b)           Minimum Gross Profit Margin.  Permit Gross Profit Margin to be less than the percentage hereinbelow specified as of the last day of each month:

(i)           for the period from January 1, 2011, through and including December 31, 2011, as calculated on a cumulative basis:

Calendar Month Ended	Percentage

March 31, 2011	35.85%
April 28, 2011	32.25%
May 31, 2011	33.50%
June 30, 2011	20.70%
July 31, 2011	19.30%
August 31, 2011	17.50%
September 30, 2011	17.20%
October 31, 2011	17.15%
November 30, 2011	16.95%
December 31, 2011	16.85%
(ii)           from January 1, 2012, and thereafter, as calculated on trailing 12 month basis:

Calendar Month Ended	Percentage

January 31, 2012	17.05%
February 28, 2012	16.90%
March 31, 2012	16.85%
April 30, 2012	16.80%
May 31, 2012, and June 30, 2012	16.65%
July 31, 2012	17.20%
August 31, 2012	17.85%

(c)           Minimum Operating EBITDA.  Permit Operating EBITDA to be less than the amount hereinbelow specified as of the last day of each month so specified:

(i)           for the period from January 1, 2011, through and including December 31, 2011, as calculated on a cumulative basis:

Calendar Month Ended	Amount

March 31, 2011	($455,000)
April 30, 2011	($625,000)
May 31, 2011	($780,000)
June 30, 2011	($855,000)
July 31, 2011	($870,000)
August 31, 2011	($770,000)
September 30, 2011	($680,000)
October 31, 2011	($555,000)
November 30, 2011	($405,000)
December 31, 2011	($265,000)

(ii)           from January 1, 2012, and thereafter, as calculated on trailing 12 month basis:

Calendar Month Ended	Amount

January 31, 2012	$20,000
February 29, 2012	$395,000
March 31, 2012	$715,000
April 30, 2012	$1,035,000
May 31, 2012	$1,420,000
June 30, 2012	$1,735,000
July 31, 2012	$2,140,000
August 31, 2012	$2,455,000

(d)           Minimum Tangible Net Worth.  Permit Tangible Net Worth to be less than the amount hereinbelow specified as of the last day of each month so specified:

Calendar Month Ended	Amount

March 31, 2011	($475,000)
April 30, 2011	($685,000)
May 31, 2011	($865,000)
June 30, 2011	($1,005,000)
July 31, 2011	($1,075,000)
August 31, 2011	($1,020,000)
September 30, 2011	($980,000)
October 31, 2011	($905,000)
November 30, 2011	($805,000)
December 31, 2011	($715,000)
January 31, 2012	($630,000)
February 28, 2012	($465,000)
March 31, 2012	($330,000)
April 30, 2012	(220,000)
May 31, 2012	($25,000)
June 30, 2012	$180,000
July 31, 2012	$525,000
August 31, 2012	$910,000

(e)           Capital Expenditures.  Allow its Capital Expenditures to exceed the following amounts set forth opposite the respective month ended, as calculated on a cumulative basis from January 1 through and including December 31 of each fiscal year of Borrower:

Calendar Month Ended	Amount

March 31, 2011	$5,000
April 30, 2011	$10,000
May 31, 2011	$15,000
June 30, 2011	$20,000
July 31, 2011	$26,000
August 31, 2011	$31,000
September 30, 2011	$36,000
October 31, 2011	$41,000
November 30, 2011	$56,000
December 31, 2011	$61,000
January 31, 2012	$5,000
February 29, 2012	$10,000
March 31, 2012	$35,000
April 30, 2012	$40,000
May 31, 2012	$45,000
June 30, 2012	$50,000
July 31, 2012	$56,000
August 31, 2012	$61,000

8.           EVENTS OF DEFAULT.  Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1           Payment Default.  If Borrower fails to pay any of the Obligations when due;

8.2           Covenant Default.

(a)           If Borrower fails to perform any obligation under Section 6 or violates any of the covenants contained in Section 7;

(b)           If Borrower or any other party to a Loan Document (other than Lender) fails or neglects to perform or observe any other term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Lender, that is not cured or waived within 20 days after the earlier of the date Borrower receives notice thereof from Lender and the date any officer of Borrower becomes aware thereof; provided that such default or failure to perform is capable of cure;

8.3           Material Adverse Change.  If there occurs a material adverse change in Borrower’s business, operations or condition (financial or otherwise); or if there is a material impairment in the prospect of repayment of any portion of the Obligations or the ability of Borrower to repay the Obligations; or if there occurs a material impairment in the perfection, value or priority of Lender’s security interests in the Collateral;

8.4           Invalidity; Enforceability.  All or any portion of any Loan Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by Borrower, any Guarantor or any other Affiliate thereof, by any governmental authority having jurisdiction over Borrower, any Guarantor or any other Affiliate thereof, or by any party to such Loan Document (other than Lender) seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or Borrower, any Guarantor or any other Affiliate thereof shall deny that it has any liability or obligation for the payment of any Obligation purported to be created under any Loan Document;

8.5           Attachment.  If any material portion of Borrower’s assets or any other Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within 10 days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets or any other Collateral, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s assets or any other Collateral by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within 10 days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be made during such cure period);

8.6           Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within 60 days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

8.7           Other Agreements.  If there is a default or other failure to perform in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Debt in an amount in excess of $20,000 or that would reasonably be expected to have a Material Adverse Effect;

8.8           Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least $20,000 shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of 30 days (provided that no Advances will be made prior to the satisfaction or stay of the judgment); or

8.9           Misrepresentations.  If any representation or warranty made under this Agreement or any other Loan Document (other than the Validity Guaranty) shall prove incorrect or misleading in any material respect (unless such representation, warranty, certification or statement of fact is qualified as to materiality, in which case such representation, warranty, certification or statement of fact shall at any time prove to have been incorrect or misleading in any respect) when made or deemed to have been made pursuant to Section 5.17.

9.           LENDER’S RIGHTS AND REMEDIES.

9.1           Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a)           Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Lender);

(b)           Cease making Advances or otherwise extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender, including suspending or terminating the Line of Credit;

(c)           Settle or adjust disputes and claims directly with Account Debtors for amounts, upon terms and in whatever order that Lender reasonably considers advisable;

(d)           Make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrower agrees to assemble the Collateral if Lender so requires, and to make the Collateral available to Lender as Lender may designate.  Borrower authorizes Lender to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of Borrower’s owned premises (if any), Borrower hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, but only to the extent required to exercise any of Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)           Set-off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Lender, and (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Lender;

(f)           Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Lender is hereby granted a license or other right, to use, without charge, each of Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, in completing production of, advertising for sale, and selling any Collateral or otherwise exercising Lender’s remedies under this Agreement and the other Loan Document, and, in connection therewith, Borrower’s rights under all licenses and all franchise agreements shall inure to Lender’s benefit;

(g)           Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Lender deems appropriate.  Lender may sell the Collateral without giving any warranties as to the Collateral.  Lender may specifically disclaim any warranties of title or the like.  This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.  If Lender sells any of the Collateral on credit, Borrower will be credited only with payments actually made by the purchaser, received by Lender, and applied to the indebtedness of the purchaser.  If the purchaser fails to pay for the Collateral, Lender may resell the Collateral and Borrower shall be credited with the proceeds of the sale.  Borrower agrees that 10 days prior written notice by Lender of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters;

(h)           Lender may credit bid and purchase at any public sale;

(i)           Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of Borrower, any guarantor or any other Person liable for any of the Obligations; and

(j)           Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.  Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Lender (and any of Lender’s designated officers, employees or agents) as Borrower’s true and lawful attorney to take any action and to execute any instrument which Lender may reasonably deem necessary or advisable to accomplish the purposes of this Agreement or any other Loan Document, including to:  (a) send requests for verification of Accounts or notify Account Debtors of Lender’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Lender’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with Account Debtors, for amounts and upon terms which Lender determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement or any other Loan Document for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Lender without first obtaining Borrower’s approval of or signature to such modification thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law.  The appointment of Lender as Borrower’s attorney in fact, and each and every one of Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and the Line of Credit is terminated.

9.3           Accounts Collection.  Borrower shall collect all amounts owing to Borrower for Lender, receive in trust all payments as Lender’s trustee, and immediately deliver such payments to Lender in their original form as received from the applicable Account Debtor, with proper endorsements for deposit.

9.4           Lender Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement or any other Loan Document, then Lender may make payment of the same or any part thereof, obtain and maintain insurance policies of the type discussed in Section 6.6, and take any action with respect to such policies as Lender deems prudent.  Any amounts so paid or deposited by Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral.  Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement.

9.5           Lender’s Liability for Collateral.  Lender has no obligation to clean up or otherwise prepare the Collateral for sale.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6           No Obligation to Pursue Others.  Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Lender may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Lender’s rights against Borrower.  Borrower waives any right it may have to require Lender to pursue any other Person for any of the Obligations.

9.7           Remedies Cumulative.  Lender’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative and not exclusive.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election, or acquiescence by it.  No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.  Borrower expressly agrees that this Section 9.7 may not be waived or modified by Lender by course of performance, conduct, estoppel or otherwise.

9.8           Demand; Protest.  Except as otherwise provided in this Agreement, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment and any other notices relating to the Obligations.

10.           NOTICES.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:                      Vystar Corporation
3235 Satellite Boulevard
Building 400, Suite 290
Duluth, Georgia 30096
Attention:  Jack Callicutt
Facsimile:  (770) 965-0162

with a copy to:                      Greenberg Traurig, LLP
3290 Northside Parkway
Suite 400
Atlanta, Georgia 30327
Attention:  Gerald L. Baxter
Facsimile: (678) 553-2431

If to Lender:                           Topping Lift Capital LLC
1050 Crown Point Parkway, Suite 950
Atlanta, Georgia 30338
Attention:  Thomas Minick
Facsimile:  (678) 441-9198

with a copy to:                      McKenna Long & Aldridge LLP
303 Peachtree Street
Suite 5300
Atlanta, Georgia 30308
Attention:  Shannon C. Baxter
Facsimile: (404) 527-3652

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.           GENERAL PROVISIONS.

11.1           Governing Law; Consent to Forum.  This Agreement and the other Loan Documents are intended to take effect as sealed instruments and shall be construed in accordance with and governed by the laws of the State of Georgia, without regard to the conflict of laws principles thereof, except to the extent otherwise provided in the Loan Documents.  Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia or any state or superior court sitting in Fulton County, Georgia, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents; and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum.  Lender reserves the right to bring proceedings against Borrower in the courts of any other jurisdiction.  Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

11.2           Waiver of Certain Rights.  To the fullest extent permitted by applicable law, Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (a) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (b) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Lender or the use of any proceeds of any Advances; and (c) notice of acceptance of this Agreement by Lender.

11.3           Additional Waivers.  The rights and remedies of Lender under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have.  In the event Lender decides to fund a request for a Advance at a time when Borrower is not in strict compliance with the terms of this Agreement, such decision by Lender shall not be deemed to constitute an undertaking by Lender to fund any further requests for Advances or preclude Lender from exercising any rights available to Lender under the Loan Documents or at law or equity.  Any waiver or indulgence granted by Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of this Agreement such as to require further notice by Lender of Lender’s intent to require strict adherence to the terms of this Agreement in the future.  Any such actions shall not in any way affect the ability of Lender, in its discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not Lender is a party, relating to Borrower.

11.4           Set-Off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, except to the extent limited by applicable law, at any time that a Default exists, Lender and each subsequent holder of the Obligations is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including Debt evidenced by certificates of deposit, in each case whether matured or unmatured, but not including any amounts held by Lender or any of its Affiliates in any escrow account) and any other Debt at any time held or owing by Lender or any such holder to or for the credit or the account of Borrower, against and on account of the Obligations, including all claims of any nature or description arising out of or connected with this Agreement, any Promissory Notes or any other Loan Document, irrespective of whether or not (a) Lender shall have made any demand hereunder or (b) Lender shall have declared the principal of and interest on the Advances and any Promissory Notes and other amounts due hereunder to be due and payable and although said Obligations, or any of them, shall be contingent or unmatured.

11.5           Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion.  Lender shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Lender’s obligations, rights and benefits hereunder.

11.6           General Indemnity.  Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees.  Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees under any Environmental Laws.  Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or Borrower on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.  Notwithstanding anything to the contrary in any of the Loan Documents, the obligations of Borrower and each Guarantor with respect to each indemnity given by it in this Agreement or any of the other Loan Documents in favor of Lender shall survive the termination of the Line of Credit and payment in full of the Obligations.  Notwithstanding anything to the contrary in the foregoing or in any of the Loan Documents, Borrower shall not be responsible for any Indemnified Claim to the extent caused by the gross negligence or willful misconduct of Lender, as determined by a final non-appealable judgment of a court of competent jurisdiction.

11.7           Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

11.8           Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

11.9           Amendments in Writing, Integration.  All amendments to or terminations of this Agreement or the other Loan Documents must be in writing.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

11.10           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  In proving this Agreement or any other Loan Document in any judicial proceedings, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought.  Any signatures delivered by a party to this Agreement or any other Loan Document by facsimile transmission or by other electronic transmission shall be deemed an original signature hereto.

11.11           Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Lender has any obligation to make any Advance to Borrower.  The obligations of Borrower to indemnify Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 11.6 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Lender have run.

11.12           Maximum Rate of Interest.  Borrower and Lender hereby agree and stipulate that the only charges imposed upon Borrower for the use of money in connection with this Agreement are and shall be the specific interest and fees described in Section 2.  Notwithstanding the foregoing, Borrower and Lender further agree and stipulate that all closing fees, agency fees, syndication fees, facility fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by Lender to third parties or for damages incurred by Lender are charges to compensate Lender for underwriting and administrative services and costs or losses performed or incurred, and to be performed and incurred, by Lender in connection with this Agreement and the other Loan Documents and shall under no circumstances be deemed to be charges for the use of money pursuant to Official Code of Georgia Annotated Sections 7-4-2 and 7-4-18 or any other applicable law.  In no event shall the amount of interest and other charges for the use of money payable under this Agreement exceed the maximum amounts permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and other charges for the use of money and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if the amount of such interest and other charges for the use of money or manner of payment exceeds the maximum amount allowable under applicable law, then, ipso facto as of the Closing Date, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Line of Credit to the extent of such excess.

11.13           Disclosure.  Borrower hereby acknowledges and agrees that Lender may from time to time (a) issue and disseminate general information describing and relating to the credit accommodations entered into pursuant to this Agreement, including the name and address of Borrower and a general description of Borrower’s business, to such public sources as Lender may deem appropriate, including trade, industry and other reporting services, and (b) use Borrower’s name, trademarks and logos in advertising and other promotional material, in each case without further notice to or consent from Borrower.

11.14           USA Patriot Act.  Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the Act.

11.15           Debtor-Creditor Relationship.  The relationship between Lender, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor.  Lender does not have (or shall be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between Lender, on the one hand, and Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal as of the date first above written.

VYSTAR CORPORATION

By:
Name:	William R. Doyle
Title:	Chairman, President and CEO

TOPPING LIFT CAPITAL LLC

By:
Name:	Thomas L. Minick
Title:	Managing Member

EXHIBIT A
DEFINITIONS

“Account Debtor” means any Person who is obligated to make payments in respect of an Account.

“Accounts” means all “accounts”, as such term is defined in the Code, of Borrower whether now existing or hereafter created or arising, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the Code) or instruments (as defined in the Code)) (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of Borrower), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Advance” means all Overadvances and all Eligible Asset Advances.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Agreement” shall have the meaning assigned to such term in the preamble.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as now or hereafter amended, and any successor statute.

“Blocked Account” means any deposit account or securities account subject to a Control Agreement.

“Borrower” shall have the meaning assigned to such term in the preamble.

“Borrower’s Books” means all of Borrower’s books and records, including ledgers, records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs, tape files and equipment containing such information.

“Borrowing Base” means, at any particular time, the sum of, without duplication:

(a)           up to 90% of Eligible Accounts; plus

(b)           up to 90% of the lesser of (i) Eligible Purchase Orders and (ii) the aggregate current amount required to be expended at such time to facilitate completion of the Eligible Purchase Orders; plus

(c)           up to 65% of Eligible Inventory, valued at the lower of cost and fair market value; plus

(d)           the Overadvance Subfacility; minus

(e)           the Reserves.

“Borrowing Base Certificate” means a certificate of a Responsible Officer substantially in the form of Exhibit 6.2(e).

“Business Day” means any day that is not a Saturday, Sunday, or other day on which Lender in the State of Georgia are authorized or required to close.

“Cancelled Purchase Order” means a Purchase Order that (a) has been cancelled by the applicable customer prior to delivery of the products to such customer or (b) the vendor of such products has failed to deliver such products which conform to specifications prior to the due date thereof.

“Capital Expenditures” means, for any period, on a consolidated basis for Borrower, the aggregate of all expenditures made by Borrower during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of Borrower, including Capitalized Lease Obligations of Borrower.

“Capitalized Lease Obligation” means that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Cash” means unrestricted cash and cash equivalents.

“Change in Control” means (a) the occurrence of any event (whether in one or more transactions) that results in a transfer of control of Borrower to a Person who is not in control of Borrower on the date of the Loan Agreement or (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property of Borrower.  For purposes of this definition, “control of Borrower” means the power, direct or indirect, (x) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors or managing agents of Borrower or (y) to direct or cause the direction of the management and policies of Borrower by contract or otherwise.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of Georgia; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of Georgia, the term “Code” means the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means all personal property of Borrower of every kind, whether now owned or hereafter acquired or arising and wherever located, including Borrower’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located: (a) all Accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, documents (including negotiable documents), drafts, equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), Inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letters of credit, letter of credit rights, money, negotiable collateral, securities accounts and all of Borrower’s books and records with respect to any of the foregoing, the computers and equipment containing said books and records, and the Restricted Cash Account; and (b) any and all cash proceeds and/or noncash proceeds and products thereof, whether tangible or intangible, including insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the Code.

“Collateral Access Agreement” means any agreement of any lessor, warehouseman, processor, customs broker, freight forwarder, consignee or other Person in possession of, having a Lien upon or having rights or interests in any of the Collateral in favor of Lender, in form and substance satisfactory to Lender, pursuant to which such Person, among other things, waives or subordinates its Liens or certain other rights or interests such Person may hold in regard to the property of any of Borrower and agrees to provide Lender unobstructed access to the Collateral.

“Commercial Tort Claims” means commercial tort claims (as that term is defined in the Code), and includes those commercial tort claims listed on the Information Certificate.

“Compliance Certificate” means a Compliance Certificate, substantially in the form of Exhibit 6.2(a) or as otherwise required by Lender, to be submitted to Lender by Borrower pursuant to this Agreement and certified as true and correct by the Chief Financial Officer of Borrower.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (b) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (c) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the Ordinary Course of Business of Borrower.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Control Agreement” means any agreement executed by a depository bank or securities intermediary and Lender, and acknowledged and agreed to by Borrower, in form and substance satisfactory to Lender.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Debt” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all Capitalized Lease Obligations, and (d) all Contingent Obligations.

“Default” means any Event of Default, and any of the events specified in Section 8 regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

“Default Rate” means, with respect to any Obligation and during any time that an Event of Default exists, a per annum rate equal to the sum of 7% per annum plus the rate at which such Obligation is bearing interest when an Event of Default does not exist.

“Eligible Account” means an Account of Borrower which arises in the Ordinary Course of Business of Borrower from the sale of goods or the provision of services, in each case which is payable in currency of the United States of America, is subject to Lender’s duly perfected, first priority Lien, and is deemed by Lender, in its reasonable credit judgment, to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (a) it arises out of a sale made by Borrower to any other Subsidiary or Affiliate of Borrower, or a Person controlled by an Affiliate of Borrower; (b) it is due or unpaid more than 90 days after the original invoice date; (c) it is unpaid more than 60 days after its due date; (d) 50% or more of the Accounts from the Account Debtor are not deemed Eligible Accounts hereunder; (e) unless Lender otherwise agrees, in its sole discretion, the total unpaid aggregate Accounts of any Account Debtor and its Affiliates exceeds 25% of the aggregate amount of all Eligible Accounts, to the extent of such excess; (f) any covenant, representation or warranty contained in this Agreement with respect to such Account is materially inaccurate, untrue or has been breached; (g) the Account Debtor is also Borrower’s creditor or supplier to the extent that it has the right to offset, deduct or assert counterclaims with respect to such Account, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided, that the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (h) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (i) the Account Debtor is not or has ceased to be Solvent; (j) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (k) the Account Debtor is located in any state which imposes conditions on the right of a creditor to collect accounts receivable unless Borrower has either qualified to transact business in such state as a foreign entity or filed a Notice of Business Activities Report or other required report with the appropriate officials in those states for the then current year; (l) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports; (m) the Account is subject to a Lien; (n) the goods giving rise to such Account have not been accepted by the Account Debtor or the Account otherwise does not represent a final sale; (o) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (p) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (q) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business of Borrower for prompt payment and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Account or are otherwise disclosed to Lender in writing to the extent they exceed 10% of the face value of the relevant invoice(s); (r) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof beyond the payment and due dates provided in clauses (b) and (c) of this definition; (s) the Account Debtor has made a partial payment with respect to such Account not in the Ordinary Course of Business of Borrower; (t) any Account Debtor’s aggregate Accounts balance more than 90 days after the original invoice date or more than 60 days after its due date is a credit balance; or (u) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes.

“Eligible Asset Advance” means an Advance supported by Eligible Accounts, Eligible Inventory or Eligible Purchase Orders under the Borrowing Base.

“Eligible Inventory” means Inventory owned by Borrower which is held for resale which Lender, in its reasonable credit judgment, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no such Inventory shall be Eligible Inventory unless (a) it is Inventory in good, saleable condition and not materially defective; (b) it is in raw material form and saleable as finished goods in the Ordinary Course of Business of Borrower; (c) it is not held on consignment or other sale or return terms; (d) it is not slow-moving; (e) it meets all standards imposed by any governmental authority; (f) it conforms in all respects to the warranties and representations set forth in this Agreement; (g) it is at all times subject to Lender’s duly perfected, first priority Lien; (h) it is situated at a location in compliance with this Agreement, is not in transit or outside the continental United States; (i) it is not the subject of a negotiable warehouse receipt or other Negotiable Collateral or under license to a third party; and (j) it is not Inventory relating to an Advance supported by an Eligible Purchase Order.

“Eligible Purchase Orders” are Purchase Orders aged less than 90 days received by Borrower in the Ordinary Course of Business of Borrower that are approved by Lender in Lender’s sole discretion but specifically excluding any Purchase Orders which include Inventory for which Lender has made an Advance supported by Eligible Inventory; provided, however, that an Eligible Purchase Order stops being a Eligible Purchase Order upon the earliest of the following: (a) such Eligible Purchase Order becomes an Eligible Account; (b) Lender determines in its sole discretion that such Eligible Purchase Order no longer qualifies as an Eligible Purchase Order; or (c) 90 days elapses from the date of such Eligible Purchase Order.  Without limiting the generality of the foregoing, no Purchase Order shall be an Eligible Purchase Order unless (a) Borrower has irrevocably directed the applicable customer to make payments of all amounts due Borrower to a deposit account subject to a Control Agreement, (b) Lender shall be satisfied with the supplier of the products relating to such Purchase Order, (c) Lender has taken such action as it chooses to verify information contained on the Notice of Advance including the accuracy and reasonableness of the date by which the products are to be delivered and the validity of the Purchase Order (which verification may include, without limitation, direct confirmation from the applicable customer and any vendors and any such verification action or lack thereof shall not relieve Borrower from any of its obligations or representations under any Loan Document), (d) if so requested by Lender, Borrower shall have obtained a waiver and release of Lender by the applicable customer of any and all liability for breach of any and all express or implied warranties or product liability claims with respect to the products to be delivered in connection with the Purchase Order or the use and distribution thereof, (e) the Purchase Order shall be for goods which do not require any further processing after they have been delivered by the supplier thereof, (f) the Purchase Order is not a Cancelled Purchase Order, (g) the Purchase Order, the products relating thereto and the proceeds thereof are free and clear of all Liens other than the Permitted Liens described in clause (e) of the definition thereof in favor or carriers or warehousemen, (h) the products relating to such Purchase Order are deliverable pursuant to documents, instruments, and statements in form and substance satisfactory to Lender, all of which to the extent required by Lender, have been delivered to Lender or a representative designated by Lender, (i) to the extent that the products relating to such Purchase Order are or will be covered by a negotiable document of title, such documents have been delivered to Lender with all necessary endorsements, (j) transportation of the products relating to such Purchase Order to the applicable customer shall be controlled by Borrower and shall be on terms and conditions satisfactory to Lender, (k) Lender has received executed Collateral Access Agreements, as applicable, and (l) all other terms and conditions of the Purchase Order shall be satisfactory to Lender in its sole discretion.

“Environmental Laws” means all laws, rules, regulations, orders and the like issued by any federal state, local foreign or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equity Interests” means, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned to such term in Section 8.

“Fee Letter” means that certain letter of even date herewith executed by Borrower and addressed to Lender.

“GAAP” means generally accepted accounting principles and practices set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession of the United States of America).

“Gross Profit Margin” means the ratio of (a) Net Revenues less the cost of goods sold, as such cost is determined in accordance with GAAP, to (b) Net Revenues.

“Guarantors” means William R. Doyle, Jack K. Callicutt, Matthew P. Clark and any other Person that guaranties the Obligations.

“Indemnified Claims” means all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’, paralegals’, auctioneers’, appraisers’ or consultants’ fees and expenses), which may at any time be imposed on, incurred by, or asserted against any Indemnitee in any way relating to or arising out of the Line of Credit, this Agreement, the other Loan Documents or any other document contemplated by this Agreement; in any way relating to or arising out of the administration, performance or enforcement by Lender of any of the Loan Documents or consummation of any of the transactions described therein; the existence of, perfection of a Lien upon or the sale or collection of or other realization upon any Collateral; or the failure of any Obligor to observe, perform or discharge any of such Obligor’s covenants or duties under any of the Loan Documents, in each case including any cost or expense incurred by any Indemnitee in connection with any investigation, litigation, arbitration, or other judicial or non-judicial proceeding whether or not such Indemnitee is a party thereto.

“Indemnitees” means Lender and each of its officers, directors, agents, advisors (including legal counsel) and Affiliates.

“Information Certificate” means that certain Information Certificate dated the Closing Date, executed by Borrower in favor of Lender.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)           Copyrights, Trademarks and Patents;

(b)           Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)           Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(d)           Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)           All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; and

(f)           All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the date hereof between Borrower and Lender.

“Inventory” means all “inventory”, as such term is defined in the Code, of Borrower, whether now existing or hereafter acquired, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of Borrower for sale or lease or are furnished or are to be furnished under a contract of service, goods that are leased by Borrower as lessor, or that constitute raw materials, samples, work-in-process, finished goods, returned goods, promotional materials or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in Borrower’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Investment” means, with respect to any Person, any loan, advance or extension of credit by such Person to, or any guaranty with respect to the Equity Interests, Debt or other obligations of, or any contributions to the capital of, any other Person, or any ownership, purchase or other acquisition by such Person of any Equity Interests of any other Person, other than any acquisition of all or substantially all of the Equity Interests of a Person or all or substantially all of the assets, property or business of a Person.

“Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by Borrower under the Loan Documents which are paid or advanced by Lender; (b) Taxes, assessments, general or special, and other charges levied on, or assessed, placed or made against any of the Collateral, any Promissory Notes or the Obligations; (c) filing, recording, publication and search fees paid or incurred by Lender, including all recording taxes; and (d) the costs, fees (including reasonable attorneys’, paralegals’, auctioneers’, appraisers’ or consultants’ fees) and expenses incurred by Lender (i) to inspect, copy, audit or examine or any of Borrower’s Books or inspect, count or appraise any Collateral or exercise its rights under any Loan Document, (ii) to visit the locations of Borrower and Borrower’s manufacturing subcontractors, (iii) to correct any default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced, (iv) in connection with any restructuring, refinancing, or “work out” of the transactions contemplated by this Agreement, and of obtaining performance under this Agreement or the other Loan Documents, (v) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated, (vi) in collecting the Accounts or recovering any of the Obligations, or (vii) in structuring, drafting, reviewing or preparing the Loan Documents or any amendment, modification, consent or waiver of any of the Loan Documents or in defending the validity, priority or enforceability of Liens.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Line of Credit” means the line of credit provided by Lender under this Agreement pursuant to the terms of this Agreement in an aggregate amount of up to the Maximum Amount.

“Line of Credit Exposure” means at any date the sum of the aggregate amount of the outstanding Advances.

“Loan Documents” means, collectively, this Agreement, the Validity Guaranty, the Intellectual Property Security Agreement, the Information Certificate, any Mortgage, any Promissory Note, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended, restated, supplemented, extended or otherwise modified from time to time.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or prospects of Borrower, (b) the ability of Borrower to repay the Obligations or otherwise perform their obligations under the Loan Documents, or (c) Borrower’s interest in, or the value, perfection or priority of Lender’s security interest in the Collateral.

“Maturity Date” means September 11, 2012, or such earlier date as payment of the Advances shall be due (whether by acceleration or otherwise).

“Maximum Amount” means $3,000,000, as such amount may be reduced from time to time pursuant to the terms of this Agreement.

“Mortgage” means, collectively, any mortgage, deed of trust or deed to secure debt entered into by Borrower in favor of Lender.

“Necessary Authorizations” means all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any governmental authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of Borrower.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and Borrower’s Books relating to any of the foregoing.

“Net Cash Proceeds” shall mean, with respect to any issuance by Borrower of any Equity Interests or the incurrence by Borrower of any Debt (other than the Obligations), the aggregate amount of cash received for such Equity Interests, or as a result of such Debt, net of reasonable and customary transaction costs properly attributable to such transaction and payable by Borrower to a non-Affiliate in connection with the issuance of any Equity Interests or the incurrence of any Debt, including sales commissions and underwriting discounts.

“Net Revenues” means the purchase order, invoice or contract price to be paid to Borrower in connection with the sale of products and services less (a) sales, use, excise, value added, and other federal, state or local, taxes (except income tax), and (b) refunds and credits for any retroactive price reductions, rebates, or charge backs, in each case as determined under GAAP and as interpreted by Lender, in its sole discretion.

“Notice of Advance” shall have the meaning assigned to such term in Section 2.1(c).

“Obligations” means (a) all debt, principal, interest, Lender Expenses and other amounts owed to Lender by any Obligor pursuant to this Agreement, any other Loan Document or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding, including any debt, liability, or obligation owing from any Obligor to others that Lender may have obtained by assignment or otherwise, (b) all performance obligations as existing from time to time of Obligors to Lender under this Agreement and the other Loan Documents, or as a result of making the Advances and (c) the obligation to pay an amount equal to the amount of any and all damages which Lender may suffer by reason of a breach by any Obligor of any obligation, covenant, or undertaking with respect to this Agreement or any other Loan Document.

“Obligor” means Borrower and each Guarantor.

“Operating EBITDA” means, with respect to Borrower for any period, the total of the following, all of which shall be determined by Lender in its reasonable credit judgment: (a) net income determined in accordance with GAAP; plus (b) without duplication, to the extent deducted in the calculation of net income, the sum of (i) income taxes paid or accrued (excluding any amounts Borrower includes in its sales, general and administrative expenses), (ii) interest expenses, net of interest income, paid or accrued, (iii) amortization and depreciation, (iv) other non-cash charges (excluding accruals for cash expenses made in the ordinary course of business), (v) losses from sales or other dispositions of assets (other than inventory in the normal course of business); (vi) extraordinary or non-recurring losses determined in accordance with GAAP; and (vii) non-cash, stock-based compensation; less (c) to the extent included in the calculation of net income, the sum of (i) the income of any Person in which Borrower has a direct or indirect ownership interest, except to the extent such income is received by Borrower in a cash distribution during such period, (ii) gains from sales or other dispositions of assets (other than inventory in the Ordinary Course of Business), and (iii) extraordinary or non-recurring gains.  Operating EBITDA shall be measured on an accrued accounting basis.

“Ordinary Course of Business” means, with respect to any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Overadvance” means an Advance made under the Overadvance Subfacility.

“Overadvance Commencement Date” means the date on which Borrower delivers the financial statements and Compliance Certificate required to be delivered pursuant to Sections 6.2(a) and 6.2(b) for the month ending May 31, 2011, to Lender.

“Overadvance Subfacility” means an amount under the Line of Credit, the advance of which is not supported by Eligible Accounts, Eligible Purchase Orders or Eligible Inventory, equal to (a) from the Closing Date through and including the Overadvance Commencement Date, $0, and (b) thereafter, the lesser of (i) the maximum amount of scheduled Overadvances in the relevant month as outlined in the projections/pro forma borrowing base of Borrower most recently delivered to Lender prior to the Closing Date and (ii) (A) from the date immediately succeeding the Overadvance Commencement Date, through and including June 30, 2011, $100,000, (B) from July 1, 2011, through and including July 31, 2011, $250,000, (C) from August 1, 2011, through and including August 31, 2011, $500,000, (D) from September 1, 2011, through and including September 30, 2011, $600,000, (E) from October 1, 2011, through and including January 31, 2012, $750,000, (F) from February 1, 2012, through and including February 29, 2012, $600,000, (G) from March 1, 2012, through and including March 31, 2012, $450,000, (H) from April 1, 2012, through and including April 30, 2012, $300,000, (I) from May 1, 2012, through and including May 31, 2012, $150,000, and (J) from June 1, 2012, and thereafter, $0.

“Patents” means all patents, patent applications and like protections including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Debt” means:

(a)           Debt of Borrower in favor of Lender arising under this Agreement or any other Loan Document;

(b)           Debt of Borrower in an aggregate principal amount not to exceed $50,000 in any fiscal year of Borrower to acquire Equipment, which Debt is secured only by Permitted Liens described in clause (c) of the definition of Permitted Liens (including Capitalized Lease Obligations) on such Equipment;

(c)           Debt to trade creditors incurred in the Ordinary Course of Business of Borrower;

(d)           Shareholder Loans in an aggregate amount of $400,000 incurred by Borrower on the Closing Date to satisfy the condition set forth in Section 3.1(e);

(e)           Shareholder Loans incurred by Borrower after the Closing Date and prior to May 31, 2011, solely to comply with Section 6.15, that (i) are in an aggregate principal amount not to exceed the result of (A) $800,000 minus (B) the sum of (1) the aggregate amount of Debt incurred as permitted under clauses (f) and (g) of this definition (in each case, without giving effect to any incurrence or issuance pursuant to clause (f)(vii)(B) of this definition) plus (2) the aggregate amount of Net Cash Proceeds received in connection with the issuance of common stock of Borrower, (ii) are unsecured, (iii) bear interest at a rate no greater than 10% per annum, (iv) are issued on terms and conditions that shall be no more restrictive on Borrower than the terms and conditions of set forth in documents evidencing the Shareholder Loans made on the Closing Date and (v) do not require any cash payments of any obligation with respect thereto prior to March 11, 2013;

(f)           Debt incurred after the Closing Date and prior to May 31, 2011, solely to comply with Section 6.15, that (i) is in an aggregate principal amount not to exceed the result of (A) $800,000 minus (B) the sum of (1) the aggregate amount of Debt incurred as permitted under clauses (e) and (g) of this definition (in each case, without giving effect to any incurrence or issuance pursuant to clause (f)(vii)(B) of this definition) plus (2) the aggregate amount of Net Cash Proceeds received in connection with the issuance of common stock of Borrower, (ii) is unsecured, (iii) does not have a maturity date prior to March 11, 2013, (iv) is contractually subordinated to the Obligations on terms and conditions satisfactory to Lender, (v) bears interest at a rate less than 14% per annum, (vi) is subject to agreements, instruments or documents that are in form and substance satisfactory to Lender and (vii) either (A) does not require any cash payments of any obligation with respect thereto prior to March 11, 2013, or (B) concurrent with such incurrence, Borrower borrows additional Shareholder Loans or issues additional preferred stock constituting Permitted Debt (without giving effect to clauses (e)(i) and (g)(i) of this definition, as applicable) or additional common stock in an aggregate amount resulting in Net Cash Proceeds equal to (and no greater than) the result of (1) the maximum amount of such Debt times (2) the interest rate of the interest paid in cash with respect to such Debt times (3) the result of (I) the number of days between the date of issuance of such Debt and September 11, 2012, divided by (II) 360 times (4) 1.5, and deposits the Net Cash Proceeds thereof into the Restricted Cash Account; provided, however, that any interest payable in cash may not be due and payable more frequently than quarterly; and

(g)           Debt consisting of preferred stock of Borrower issued after the Closing Date and prior to May 31, 2011, solely to comply with Section 6.15, that (i) is in an aggregate principal amount not to exceed the result of (A) $800,000 minus (B) the sum of (1) the aggregate amount of Debt incurred as permitted under clauses (e) and (f) of this definition (in each case, without giving effect to any incurrence or issuance pursuant to clause (f)(vii)(B) of this definition) plus (2) the aggregate amount of Net Cash Proceeds received in connection with the issuance of common stock of Borrower, (ii) is unsecured, (iii) the terms and conditions of set forth in documents evidencing the such Debt are in form and substance satisfactory to Lender, and (iv) does not require any cash payments of any obligation with respect thereto prior to March 11, 2013.

“Permitted Investment” means:

(a)           Investments existing on the Closing Date disclosed in the Information Certificate;

(b)           (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one year from the date of investment therein, and (iv) money market accounts;

(c)           Investments accepted in connection with Permitted Transfers;

(d)           Investments not to exceed $15,000 in the aggregate in any fiscal year consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business of Borrower and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors;

(e)           Investments (including debt obligations) received in connection with bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business of Borrower; and

(f)           Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business of Borrower.

“Permitted Liens” means the following:

(a)           any Liens disclosed in the Information Certificate or arising under this Agreement or the other Loan Documents;

(b)           Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Lender’s security interests;

(c)           purchase money security interests and Liens securing Capitalized Lease Obligations, provided that (i) such Lien attaches only to the Equipment so purchased or leased by such Person and secures only Debt incurred by such Person in order to purchase or lease such Equipment, and (ii) the Debt is permitted by clause (c) of the definition of Permitted Debt;

(d)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit accounts held at such institutions to secure standard fees for deposit services charged by, but not financing made available by such institutions, provided that Lender has a perfected security interest in the amounts held in such deposit accounts;

(e)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business of Borrower which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(f)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the Ordinary Course of Business of Borrower and not representing an obligation for borrowed money; and

(g)           easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower of:

(a)           Inventory in the Ordinary Course of Business of Borrower;

(b)           licenses and similar arrangements for the use of the property, tangible or intangible, of Borrower in the Ordinary Course of Business of Borrower;

(c)           worn-out or obsolete Equipment; or

(d)           other assets of Borrower (other than Accounts and Purchase Orders) not used or useful in the business of Borrower that do not in the aggregate exceed $50,000 during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Promissory Note” means any note executed by Borrower in favor of Lender at the request of Lender, in form satisfactory to Lender, which shall be in the face amount of the Maximum Amount and shall evidence all Advances outstanding at any time under this Agreement.

“Purchase Order” means a committed order from a customer of Borrower to provide such customer with Borrower’s products or services for which there is a supporting contract or statement of work and for which there is no Advance outstanding with respect to the Inventory needed to fulfill such order.

“Reserves” means reserves that Lender may establish from time to time in its sole discretion for such purposes as Lender shall deem necessary.  Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of Lender’s sole discretion:  (a) reserves for price adjustments and damages; (b) reserves for obsolescence of Inventory; (c) reserves for special order goods and deferred shipment sales; (d) reserves for accrued but unpaid ad valorem, personal property and employment tax liability; (e) reserves for market value declines; (f) receivable reserves; (g) reserves for accrued, unpaid interest on the Obligations; (h) reserves for warehousemen’s, bailees’, shippers’ or carriers’ charges; (i) rent reserves; (j) reserves for any other matter that has a negative impact on the value of the Collateral; and (k) general reserves.

“Responsible Officer” means each of the Chief Executive Officer and Chief Financial Officer of Borrower.

“Restricted Cash Account” means that certain deposit account established by Lender at a bank of its choosing over which Lender has the sole dominion and exclusive access and control.

“Shareholder Loans” means (a) those certain Promissory Notes due March 11, 2013, issued by Borrower on the Closing Date and bearing interest at 10% per annum and (b) any other loans made to Borrower after the Closing Date by a Person that holds any Equity Interests of Borrower.

“Solvent” means, as to any Person, such Person (a) is able to pay all of its debts as such debts mature, (b) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (c) is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code, and (d) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person.

“Subsidiary” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or other governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Tangible Net Worth” means total stockholders’ equity of Borrower determined in accordance with GAAP, but excluding the net book amount of all assets of Borrower that would be classified as intangible assets on the balance sheet of Borrower in accordance with GAAP.

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other Governmental Authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” shall have the meaning assigned to such term in Section 7.1.

“Validity Guaranty” means that certain Validity and Fraud Guaranty dated as of the Closing Date executed by each of the Guarantors.